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                                                                   Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                      OF
                          CERTIFICATE OF INCORPORATION
                                      OF
                   TELETRAK ADVANCED TECHNOLOGY SYSTEMS, INC.

     Pursuant to the provisions of Section 242 of the Delaware Corporation Law, the undersigned, being the President and Secretary of Teletrak Advanced Technology Systems, Inc., a Delaware corporation (the "Corporation"), hereby certify as follows:

     FIRST: The name of the Corporation is Teletrak Advanced Technology Systems, Inc.

     SECOND: The amendments to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment are as follows:

     Paragraph First of the Certificate of Incorporation, relating to the name of the Corporation, is hereby amended to read as follows:

          FIRST: The name of the corporation is TELETRAK ENVIRONMENTAL SYSTEMS, INC.

     Paragraph Fourth of the Certificate of Incorporation, relating to the authorized capital stock of the Corporation, is hereby amended to read as follows:

          FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority is issue shall be thirty million (30,000,000), which shall be classified as follows: twenty five million (25,000,000) shares of Common Stock (the "Common Stock") and five million (5,000,000) shares of Preferred Stock, (the "Preferred Stock") and the par value of each such share is $.001. The board of directors may authorize the issuance from time to time of the Preferred Stock in one or more series and with such designations, preferences, relative, participating, optional and other special rights, and qualifications, limitations or restrictions (which may differ with respect to each series) as the board may fix by resolution.

     THIRD: That the foregoing amendments to the Certificate of Incorporation were duly adopted under Section 242 of the Delaware Corporation Law by the affirmative vote of a majority of the outstanding shares entitled to vote thereon by written consent dated July 2, 1998, said authorization being subsequent to the affirmative vote of the Board of Directors.

     FOURTH: That the capital of the Corporation will not be reduced under or by reason of the foregoing amendments.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under penalties of perjury, this 28th day of September, 1998.


                                                 /s/ Herbert Pearlman
                                                 ----------------------------
                                                 President - Herbert Pearlman

ATTEST:


/s/ David Lawi
-----------------------
Secretary - David Lawi